EXHIBIT 10.6(b)

2007 AMENDMENT TO
THE 1995 NON-QUALIFIED
STOCK OPTION PLAN

          The Board amends the Plan, effective February 12, 2007, as follows:

          Section 8(a) is hereby amended by replacing the current text with the following text:

          In the event of a stock dividend, stock split, recapitalization, merger in which the Company is the surviving corporation or other capital adjustment affecting the Common Stock, an appropriate adjustment shall be made to the number of shares subject to the Plan and the number of shares and the exercise price per share with respect to any option outstanding under the Plan.  All such adjustments will be effected in a manner that precludes the enlargement of rights and benefits under outstanding option awards.